EXHIBIT 99.1

WEINGARTEN REALTY
2600 Citadel Plaza Drive
Houston, TX  77008
(713) 866-6000
(713) 880-6049 FAX

NEWS RELEASE

Information:   Richard Summers, VP/Director of Investor Relations, Phone:  (713) 866-6050

Weingarten Realty Announces Solid Second Quarter 2008 Results

Houston, July 31, 2008 --- Weingarten Realty announced today the results of its second quarter ended June 30, 2008.

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Net income, on a diluted per-share basis, was $0.79 for the second quarter of 2008, the same level of net income per share recorded in the second quarter of 2007. A $1.0 million non-cash preferred share redemption charge recorded in the second quarter of 2008 negatively impacted the comparison to the prior year;

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Funds from operations (FFO), a non-GAAP financial indicator considered one of the most meaningful performance measurements within the REIT industry, was $0.78 per share for the second quarter of 2008. Excluding the non-cash preferred share redemption charge recorded in the second quarter, FFO per share was $0.79, up 5% from the prior year;

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Overall occupancy for the operating portfolio was 93.6% at the end of the second quarter of 2008 compared to 93.7% in the previous quarter. Occupancy for the retail properties was 94.2% compared to 94.8% in the first quarter of 2008, while industrial occupancy increased to 91.9% compared to 90.7% in the first quarter;

•	Merchant development gains for the quarter totaled $5.7 million (net of tax) or $0.07 of FFO per share resulting from the execution of ten separate transactions;

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During the quarter, the Company reopened its 6.50% Series F Preferred Shares  and issued an additional 6,000,000 shares at a discount raising $118.1 million. The effective cost of this capital is 8.25%. The proceeds were ultimately used to repay approximately 60% of the outstanding variable rate Series G preferred shares. As a result, a proportionate share of the original issue costs for the Series G preferred shares was written off, resulting in a non-cash redemption charge of $0.01 per share in the second quarter. Subsequent to quarter end, the Company repaid the remainder of the Series G preferred series utilizing its existing credit facilities, resulting in an additional non-cash redemption charge of $0.01 per share.

“Our FFO per share, excluding the non-cash preferred redemption charge, was $0.79 for the second quarter of 2008, up 5% from the prior year. Our high-quality portfolio of properties continues to perform well in this challenging economic environment with same property net operating income growth of 2.0%, occupancy of 93.6%, and average GAAP rental rate increases of 17.2% for the quarter. Additionally, we recorded merchant build gains of $0.07 per share (net of tax) in the second quarter,” stated Drew Alexander, President and Chief Executive Officer.

Existing Portfolio
During the second quarter of 2008, the Company completed 320 new leases and renewals, totaling 1.6 million square feet with an average rental rate increase of 17.2% on a same space GAAP basis and 12.2% on a cash basis. The primary driver for this strong rental rate increase was new retail leases which increased 26.2% on a GAAP basis and 20.1% on a cash basis.

Same property net operating income (NOI), on a cash basis, grew 2.0% in the second quarter, with growth of 2.0% from retail properties and 2.3% from industrial properties.  Retail occupancy ended the quarter at 94.2% versus 94.8% in the prior quarter. The decrease in occupancy was due primarily to several mid-size tenant fallouts.

“I am optimistic we will see improved same property NOI through the balance of 2008 as leases we signed in the first half of the year commence,” said Johnny Hendrix, Executive Vice President/Asset Management. “Retail same property NOI grew 2.0% in the second quarter.  Most of the increase was attributable to contractual rent steps offsetting a decline in occupancy. Rental growth on leases commenced and renewals exceeded 17% on a same space GAAP basis and the volume of leasing activity was up 15% from the prior year. While there is no single tenant or category driving this increased leasing activity, discount retailers, retailers that sell necessity based goods, and health and fitness retailers were significant contributors to the increase.”

New Development
The Company’s new development pipeline at the end of the second quarter 2008 includes 35 properties at various stages of development. Weingarten has invested $390 million in these projects to date and estimates its total investment, at completion, to be $622 million. The Company also projected that 13 of our 35 projects currently under development will be stabilized by the end of 2009 and these centers are currently 79% leased, including tenant-owned square footage.

“We continue to make progress in new development, including our merchant build activities,” said Robert Smith, Senior Vice President and Director of New Development.  “We recently completed two outstanding grocery anchored shopping centers that were part of our new development pipeline - Raintree Ranch Center in Phoenix and Sharyland Towne Crossing in Mission, Texas. Raintree Ranch is a 140,000 square foot center anchored by Whole Foods and Sharyland Towne Crossing is a 489,000 square foot center anchored by Target and HEB Grocery. These two centers have a combined WRI investment of $56 million, a weighted average yield of 9.1%, and current occupancy levels in excess of 97%. Additionally, our merchant build activities contributed $0.07 of FFO per share in the second quarter.”

Portfolio Enhancements
Dispositions of non-core properties in Texas and Louisiana totaled $87 million in the second quarter, representing five properties and 750,000 square feet. Year-to-date, dispositions totaled $106 million.

“Acquisition activity continues to be very slow. REIT’s and pension fund advisors are on the sidelines due to a lack of quality assets for sale and concerns about pricing,” said Candace DuFour, Senior Vice President and Director of Acquisitions.

Dividends
The Board of Trust Managers declared a dividend of $0.525 for the second quarter of 2008. On an annualized basis, this represents a dividend of $2.10 per common share. The dividend is payable on September 15, 2008 to shareholders of record on September 5, 2008.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share. All preferred share dividends are payable on September 15, 2008 to shareholders of record on September 5, 2008.

Outlook
“Certainly this economy is challenging and could get worse. To date, our portfolio of properties continues to perform reasonably well. Over 70% of our retail portfolio is anchored by supermarkets which provide the strength to weather a slowing economy,” said Alexander. “Transaction volume for acquisitions and dispositions is down significantly from last year, although, as we demonstrated this quarter, these markets are not totally closed. Our outstanding team of associates successfully executed ten merchant build transactions generating $0.07 of FFO per share this quarter and further strengthened our existing portfolio through the disposition of five non-core properties totaling $87 million.

Markets could deteriorate further and negatively affect our ability to do sale transactions but at this time we are reaffirming our previously announced full year 2008 guidance range of $3.21 to $3.27 for FFO per share, although, as mentioned last quarter, it may be in the lower end of the range. We are very well positioned for the future and I am confident we will create long-term value for our investors.”

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on August 1, 2008 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 800-642-1687, identification number 55445036 until 11:59 PM Central Time on August 4, 2008.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty (NYSE:WRI) is celebrating its 60th anniversary as a commercial real estate owner, manager and developer, formed in 1948. Focused on delivering solid returns to shareholders, Weingarten is actively developing, acquiring, and intensively managing properties in 23 states that span the United States from coast-to-coast. The Company’s portfolio of 414 properties includes 334 neighborhood and community shopping centers and 80 industrial properties. Including tenant-owned square footage, the Company’s portfolio currently totals approximately 74 million square feet under management. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,400 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
STATEMENTS OF CONSOLIDATED INCOME AND FUNDS FROM OPERATIONS
Rental Income	$151,196	$139,053	$301,491	$277,709
Other Income	3,428	3,163	6,150	5,176
Total Revenues	154,624	142,216	307,641	282,885
Depreciation and Amortization	39,538	31,506	82,396	62,718
Operating Expense	26,666	24,479	53,105	47,214
Ad Valorem Taxes	17,622	16,305	35,544	32,174
General and Administrative Expense	7,104	6,504	13,958	13,113
Total Expenses	90,930	78,794	185,003	155,219
Operating Income	63,694	63,422	122,638	127,666
Interest Expense	(38,474)	(35,624)	(73,954)	(71,713)
Interest and Other Income	1,699	3,044	2,748	4,756
Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	5,139	4,273	10,386	7,620
Income Allocated to Minority Interests	(2,627)	(3,497)	(4,453)	(4,675)
Gain (Loss) on Sale of Properties	132	(65)	144	2,024
Gain on Land and Merchant Development Sales	6,303	3,285	6,822	3,951
Provision for Income Taxes	(1,543)	(1,012)	(2,290)	(1,003)
Income From Continuing Operations	34,323	33,826	62,041	68,626
Operating Income From Discontinued Operations	683	1,407	1,989	5,136
Gain on Sale of Properties From Discontinued Operations	41,093	40,544	49,463	53,400
Income from Discontinued Operations	41,776	41,951	51,452	58,536
Net Income	76,099	75,777	113,493	127,162
Less: Preferred Share Dividends	8,110	5,775	16,728	10,503
Redemption Costs of Preferred Shares	990		990
Net Income Available to Common Shareholders--Basic	$66,999	$70,002	$95,775	$116,659
Net Income Per Common Share--Basic	$0.80	$0.81	$1.14	$1.35
Net Income Available to Common Shareholders--Diluted	$68,146	$71,105	$98,074	$118,868
Net Income Per Common Share--Diluted	$0.79	$0.79	$1.13	$1.32

Funds from Operations:
Net Income Available to Common Shareholders	$66,999	$70,002	$95,775	$116,659
Depreciation and Amortization	37,951	31,902	80,253	63,881
Depreciation and Amortization of Unconsolidated Joint Ventures	3,021	2,536	5,561	4,593
Gain on Sale of Properties	(41,231)	(38,253)	(48,967)	(53,198)
Gain on Sale of Properties of Unconsolidated Joint Ventures			(14)
Funds from Operations--Basic	$66,740	$66,187	$132,608	$131,935
Funds from Operations Per Common Share--Basic	$0.80	$0.77	$1.58	$1.53
Funds from Operations--Diluted	$67,887	$67,290	$134,907	$134,144
Funds from Operations Per Common Share--Diluted	$0.78	$0.75	$1.56	$1.49
Weighted Average Shares Outstanding--Basic	83,742	86,274	83,710	86,140
Weighted Average Shares Outstanding--Diluted	86,766	89,735	86,668	89,768

	June 30,	December 31,
	2008	2007
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$5,007,361	$4,972,344
Accumulated Depreciation	(791,929)	(774,321)
Property Held for Sale, net	373
Investment in Real Estate Joint Ventures and Partnerships	309,252	300,756
Notes Receivable from Real Estate Joint Ventures and Partnerships	151,057	81,818
Unamortized Debt and Lease Costs	120,116	114,969
Accrued Rent and Accounts Receivable, net	83,262	94,607
Cash and Cash Equivalents	40,427	65,777
Restricted Deposits and Mortgage Escrows	34,018	38,884
Other	120,507	98,509
Total Assets	$5,074,444	$4,993,343

Debt	$3,187,622	$3,165,059
Accounts Payable and Accrued Expenses	160,223	155,137
Other	88,860	104,439
Total Liabilities	3,436,705	3,424,635

Minority Interest	158,489	96,885

Preferred Shares of Beneficial Interest	9	8
Common Shares of Beneficial Interest	2,531	2,565
Treasury Shares of Beneficial Interest		(41)
Accumulated Additional Paid-In Capital	1,448,162	1,442,027
Net Income in Excess of Accumulated Dividends	50,363	42,739
Accumulated Other Comprehensive Loss	(21,815)	(15,475)
Total Shareholders' Equity	1,479,250	1,471,823
Total Liabilities and Shareholders' Equity	$5,074,444	$4,993,343